Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is entered into as of January 13, 2022, by and between Tech Data Corporation (“Tech Data”) and Sysorex, Inc. f/k/a Inpixon USA (“Sysorex”). Tech Data and the Sysorex are referred to collectively as the “Parties.”

RECITALS

A. On or about September 24, 2021, the Superior Court of the State of California, County of Santa Clara (“Santa Clara Superior Court”), entered a Judgment (the “California Judgment”) in favor of Tech Data and against Sysorex, in Case No. 21CV387026 (the “California Action”) in the amount of $5,942,559.05.

B. Tech Data has domesticated the California Judgment in Virginia. On or about December 9, 2021, the Virginia Circuit Court of Fairfax County provided a Notice of Filing of Judgment Number 639744 entered in favor of Tech Data and against Sysorex, Misc. Law 85602 (the “Virginia Domesticated Judgment”).

C. The Parties have exchanged information and support for their respective positions. As a result thereof, the Parties have reached a compromise and settlement involving all matters regarding the California Judgment and the Virginia Domesticated Judgment. To avoid further expense and delay, and the uncertainty in collection, Tech Data and the Sysorex have agreed to the following settlement to resolve all disputes between them.

AGREEMENT

NOW, THEREFORE, in consideration of these promises and the mutual covenants set forth herein and for valuable and mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows in order to avoid the costs and uncertainties of litigation:

1. Settlement Amount. In consideration for the agreements, obligations, promises and covenants contained herein, Sysorex shall pay, by wire transfer, to Tech Data the aggregate gross amount of One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000.00) (the “Settlement Amount”) within twenty-four (24) hours after (i) the full execution of this Agreement and (ii) receipt by Sysorex from Tech Data, through counsel, Tech Data’s wire information and form W-9.

2. Satisfaction of Judgment. Within twenty-four (24) hours after receipt by Tech Data of the Settlement Amount, Tech Data shall file in the California Action an Acknowledgement of Satisfaction of Judgment, Full, in substantially the form attached as Exhibit “1” hereto (the “Satisfaction of Judgment”). Tech Data shall serve a copy of the Satisfaction of Judgment on Sysorex and provide forthwith to Sysorex, through counsel, (i) a courtesy conformed copy of the filed Satisfaction of Judgment by electronic mail and (ii) three original notarized copies of the Satisfaction of Judgment by overnight or express delivery. After receipt of the Settlement Amount, Tech Data shall take no further action against Sysorex in connection with or relating to the California Judgment, the California Action and/or the Virginia Domesticated Judgment, including but not limited to, any enforcement or collection activities and shall cease any such activities to the extent already commenced. Tech Data represents and warrants to Sysorex that it has not domesticated the California Judgment in any other jurisdiction and shall not do so henceforth. Tech Data further represents and warrants to Sysorex that it has not filed or recorded the California Judgment or the Virginia Domesticated Judgment in any real property records, with any secretary of state or other governmental unit for the purpose of enforcing of the California Judgment and/or Virginia Domesticated Judgment.

3. Tech Data’s Releases.

a. Upon the full execution of this Agreement by the Parties and the receipt of the Settlement Amount, except as to such rights, obligations or claims arising under or preserved by this Agreement, Tech Data hereby releases and forever discharges, on Tech Data’s behalf, and on behalf of Tech Data’s current and former representatives, attorneys, trustees, insurers, employees, agents, subsidiaries, parents and related entities, predecessors, successors and assigns, Sysorex and each of its current and former representatives, directors, officers, shareholders, attorneys, trustees, insurers, employees, agents, subsidiaries, parents and related entities, predecessors, successors, and assigns (“Tech Data Releasees”) from any and all claims, demands, costs, liabilities, obligations, suits, actions and causes of action of any and every nature, kind or description, whether legal or equitable, known or unknown, liquidated or unliquidated, contingent or non-contingent, suspended or unsuspended, including the Judgment, which Tech Data ever had, now has, or hereafter may have based upon or by reason of, in whole or in part, any act or omission to act, transaction, practice, or conduct existing at any time before the date of this Agreement against Sysorex (the “Tech Data Released Claims”).

b. Waiver of Civil Code Section 1542. With respect to Tech Data Released Claims, Tech Data hereby knowingly, voluntarily and expressly waives any and all rights that Tech Data may have against Sysorex pursuant to Section 1542 of the California Civil Code or any similar statute, common law or equitable rule. Section 1542 of the California Civil Code reads as follows:

A general release does not extend to claims which the creditor OR RELEASING PARTY does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor OR RELEASED PARTY.

It is Tech Data’s intention that upon the full execution of this Agreement by the Parties and receipt of the Settlement Amount, this Agreement will forever bar all of the Tech Data Released Claims, including but not limited to, claims which Tech Data does not know or suspect to exist in Tech Data’s favor at the time of executing this Agreement, which if known must have materially affected this Agreement. Tech Data acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to the matters released hereunder, and agrees that this Agreement and the releases provided above shall remain effective in all respects notwithstanding the discovery or existence of any such different or additional facts.

Tech Data intends, in executing this Agreement and doing the acts called for herein, that this Agreement constitutes a covenant not to sue, a full and final accord and satisfaction and settlement of and a bar to each and every one of the Tech Data Released Claims hereby released.

4. Sysorex’s Releases.

a. Sysorex previously agreed to release of certain claims it may have against Tech Data pursuant to the Mutual Release (defined below). This notwithstanding, upon the full execution of this Agreement by the Parties and the filing of the Satisfaction of Judgment, except as to such rights, obligations or claims arising under or preserved by this Agreement, Sysorex hereby releases and forever discharges, on Sysorex’s behalf and on behalf of the Sysorex’s representatives, directors, officers, shareholders, attorneys, trustees, insurers, employees, agents, predecessors, successors and assigns, Tech Data, and each of its respective current and former representatives, attorneys, trustees, insurers, agents, predecessors, successors, and assigns from any and all claims, demands, costs, liabilities, obligations, suits, actions and causes of action of any and every nature, kind or description, whether legal or equitable, known or unknown, liquidated or unliquidated, contingent or non-contingent, suspended or unsuspended, which Sysorex ever had, now has, or hereafter may have based upon or by reason of, in whole or in part, any act or omission to act, transaction, practice, or conduct existing at any time before the date of this Agreement against Tech Data (“Sysorex Released Claims”).

b. Waiver of Civil Code Section 1542. With respect to the Sysorex Released Claims, Sysorex hereby knowingly, voluntarily and expressly waives any and all rights that Sysorex may have against Tech Data pursuant to Section 1542 of the California Civil Code or any similar statute, common law or equitable rule. Section 1542 of the California Civil Code reads as follows:

A general release does not extend to claims which the creditor OR RELEASING PARTY does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor OR RELEASING PARTY.

It is Sysorex’s intention that upon the full execution of this Agreement by the Parties and the filing of the Satisfaction of Judgment, this Agreement will forever bar all of the Sysorex Released Claims, including but not limited to claims which Sysorex does not know or suspect to exist in Sysorex’s favor at the time of executing this Agreement, which if known must have materially affected this Agreement. Sysorex acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to the matters released hereunder, and agrees that this Agreement and the releases provided above shall remain effective in all respects notwithstanding the discovery or existence of any such different or additional facts.

Sysorex intends, in executing this Agreement and doing the acts called for herein, that this Agreement constitutes a covenant not to sue, a full and final accord and satisfaction and settlement of and a bar to each and every one of the Sysorex Released Claims hereby released.

5. Representations and Warranties by Tech Data. Tech Data represents and warrants to Sysorex that:

a. Tech Data has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of Tech Data;

b. The execution, delivery and performance by Tech Data of this Agreement and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the lapse of time, or both, require any consent, approval, authorization, exemption or waiver, violate any provision of any law, rule, regulation or any order, judgment or decree to which Tech Data may be subject; or conflict with, or result in, a breach or default under any term or condition of any agreement or instrument to which Tech Data is a party to which Tech Data may be bound;

c. Tech Data has freely and voluntarily entered into this Agreement and has been fully advised by its attorneys concerning its rights and has further been advised by its attorneys as to the terms and effects of this Agreement; and

d. Except as expressly stated herein, Tech Data has not assigned or otherwise transferred all or any portion of any claim pertaining to Tech Data Released Claims, including the Judgment, to any person or entity. In the event any claims are made by any third persons or entities based upon any purported assignment or transfer of Tech Data Released Claims, then Tech Data agrees to indemnify and hold harmless Sysorex from any said claims being made.

6. Representations and Warranties by Sysorex. Sysorex represents and warrants to Tech Data that:

a. Sysorex has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated herein have been duly authorized on the part of Sysorex;

b. The execution, delivery and performance by Sysorex of this Agreement and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the lapse of time, or both, require consent, approval, authorization, exemption or waiver, violate any provision of law, rule or regulation to which Sysorex may be subject or any order, judgment or decree to which Sysorex may be subject, or conflict with, or result in, a breach or default under, any term or condition of any agreement or instrument to which Sysorex is a party or by which Sysorex may be bound;

c. Sysorex has freely and voluntarily entered into this Agreement and has been fully advised by its attorneys concerning its rights and has further been advised by its attorneys as to the terms and effects of this Agreement;

d. Except as expressly stated herein, Sysorex has not assigned or otherwise transferred all or any portion of any claim pertaining to Sysorex’s Released Claims to any person or entity. In the event any claims are made by any third persons or entities based upon any purported assignment or transfer of Sysorex’s Released Claims, then Sysorex agrees to indemnify and hold harmless Tech Data from any said claims being made; and

e. Sysorex agrees to indemnify, defend and hold harmless the Tech Data Releasees and each of their respective directors, officers, managers, partners, employees, agents, equity holders, attorneys, successors and assigns (each, an “Indemnified Party”), from and against any and all actual or alleged claims, losses, fees or damages incurred or suffered by any Indemnified Party arising out of, based upon or stemming from the holders of those certain 12.5% Original Issue Discount Senior Secured Convertible Debentures issued by Sysorex beginning on July 7, 2021.

7. Acknowledgments of Sysorex. Sysorex acknowledges that Tech Data obtained the California Judgment in the amount of $5,942,559.52 but asserts it made an additional payment to Tech Data in the amount of $334,180.18 for the June 1, 2019 installment. Sysorex further acknowledges that Tech Data obtained the California Judgment pursuant to a confession of judgment that it previously agreed to in conjunction with: (i) that certain Mutual Release and Settlement Agreement by and between AVT Technology Solutions, LLC, Tech Data Corporation, and Tech Data Government Solutions, LLC f/k/a Avnet Government Solutions, LLC, on the one hand, and Inpixon USA n/k/a Sysorex, Inc. (together with its subsidiary, Inpixon Federal, Inc. n/k/a Sysorex Government Services, Inc.) and Inpixon f/k/a Sysorex Global, on the other hand (the “Mutual Release”); and (ii) that certain Promissory Judgment Note in the principal amount of $6,849,423.42 made by Sysorex, Inc. to the order of Tech Data Corporation. Sysorex acknowledges that it is receiving a release by Tech Data of approximately $4.2 million in liabilities pursuant to this Agreement, and accordingly, is receiving fair value in exchange for the payment of the Settlement Amount. Tech Data asserts this amount to be approximately $4.6 million.

8. Remedies for Breach of Agreement: Each actual breach of this Agreement, including without limitation by breach of any representation or warranty by the Parties herein shall generate a claim that may be asserted against the breaching Party, in favor of the aggrieved Party for all actual damages and injuries incurred as a result thereof, if any, and as determined by a court of competent jurisdiction.

9. Intended Beneficiaries. Except as otherwise provided herein, this Agreement is not intended for the benefit of any third parties.

10. Waivers and Amendments. A provision of this Agreement may be waived only by a writing signed by the waiving Party, and a provision may be amended only by a writing signed by all Parties to this Agreement.

11. Further Cooperation. The Parties agree to take such further acts and execute such additional documents as may be necessary or appropriate to carry out the provisions and purposes of this Agreement.

12. Successors and Assigns. This Agreement shall inure to the benefit of the Parties hereto and their respective, representatives, administrators, successors, trustees in bankruptcy, and assigns and each and every entity which now or ever was a division, parent, successor, predecessor, subsidiary or related entity of any kind for each Party and its respective legal successors and assigns.

13. Costs and Fees. Each party agrees to bear the expense of its own attorney’s fees and costs in connection with this Agreement and the disputes settled by this Agreement. However, if any proceeding is brought to enforce or interpret any provision of this Agreement, or the rights or obligations of any Party hereunder, including without limitation reliance on this Agreement as an affirmative defense to any formal or informal claim, action, proceeding of any kind or nature, the prevailing Party shall be entitled to recover, as an element of such Party’s costs of suit, and not as damages, all reasonable costs and expenses incurred or sustained by such prevailing Party in connection therewith..

14. Interpretation. The Parties acknowledge and agree that they all participated in drafting this Agreement. The Parties therefore agree that any statutory provision or rule of law providing for the interpretation of an instrument against the drafting Party shall not be applicable to this Agreement.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

16. Jurisdiction. Any disputes concerning this Agreement shall be determined exclusively by any court of competent jurisdiction in the State of California or Virginia, without a right to a jury trial. The Santa Clara Superior Court shall retain jurisdiction over the Parties, this Agreement and the California Action for the purposes of enforcing the terms of this Agreement pursuant to California Code of Civil Procedure Section 664.6.

17. Parties Bound: This Agreement is intended to be binding and enforceable and is effective the date herein. This Agreement is admissible and subject to disclosure, despite the otherwise enforceable requirements of it, solely for the purpose of establishing in court that an agreement has been reached by the Parties for purposes of enforcing and interpreting the Agreement.

18. Headings and Construction. Each term of this Agreement is contractual and is not merely a recital. The subject headings of the sections, paragraphs and subparagraphs of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any of its provisions. Whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

19. Severability. If any term or provision of this Agreement is held to be invalid or unenforceable, the remaining portions of this Agreement will continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law, and the invalid or unenforceable term will be deemed amended and limited in accordance with the intent of the Parties, as determined from the face of the Agreement, to the extent necessary to permit the maximum enforceability or validation of the term or provision.

20. Entire Agreement. This Agreement constitutes the complete, exclusive, and final agreement between the Parties concerning the subject matter hereof, and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties hereto or any of their agents, shareholders, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement. The Parties acknowledge that they have not relied on any representations, inducements, promises, agreements, or warranties, oral or otherwise, which are not expressly embodied in this Agreement. Rather, the Parties to this Agreement relied entirely upon their own judgment, beliefs and interest and the advice of their own counsel, and had a reasonable period of time to consider this Agreement.

21. Signing in Counterparts. This Agreement may be executed in counterparts and when each Party has signed and delivered one such counterpart of the Agreement to the other Party, each counterpart shall be deemed an original, and all counterparts taken together shall constitute one and the same Agreement, which shall be binding and effective as to the Parties hereto. The Agreement may be executed and delivered by facsimile or electronic mail, which shall have the same force and effect as if the signatures were original and delivered by non-electronic means.

IN WITNESS WHEREOF, the Parties hereto evidence their agreement and have executed this Agreement as of the day and year first below written.

Tech Data Corporation

Dated: January 13, 2022	By:	/s/ Jay M. Snyder
	Printed Name:	Jay M. Snyder
	Title:	VP, Credit

Sysorex, Inc.

Dated: January 13, 2022	By:	/s/ Wayne Wasserberg
	Printed Name:	Wayne Wasserberg
	Title:	Chief Executive Officer